Exhibit 10.6
PFSweb, Inc. 2010 Management Bonus Plan
     WHEREAS, PFSweb, Inc. (the “Company”) has adopted and authorized the PFSweb, Inc. 2005 Employee Stock and Incentive Plan (the “Plan;” terms defined in the Plan having the same meaning when used herein); and
     WHEREAS, the Plan provides for the issuance of Performance-Based Cash Awards to be paid upon achievement of such performance goals as the Committee establishes, from time to time, with regard to such Awards; and
     WHEREAS, the Committee has determined it is in the best interests of the Company to adopt this 2010 Management Bonus Plan (the “Bonus Plan”) to set forth the performance goals for the issuance of Performance-Based Cash Awards under the Plan for fiscal year 2010;
     NOW, THEREFORE, the Committee hereby adopts, authorizes and approves the following:
     I. Purpose and Terms of the Bonus Plan:
     A. The Bonus Plan has been established by the Committee pursuant to the Plan to attract, motivate, retain, and reward the Company’s chief executive officer and other executive officers, officers and senior management for assisting the Company in achieving its operational goals through exceptional performance.
     B. Under the terms of the Bonus Plan, Performance-Based Cash Awards, if any, will be awarded to the Chief Executive Officer and other executive officers, officers and senior management based on, and subject to, the achievement of the following performance goal. The performance goal shall be for the Company to exceed during the 2010 fiscal year, on a quarterly basis, the corresponding projected quarterly adjusted earnings before interest, taxes, depreciation, amortization, stock based compensation, and impairment charges contained in the Company’s 2010 annual budget (or, in case of a budgeted operating loss, to reduce the operating loss below the budgeted operating loss) (“Adjusted EBITDA”).
     C. Subject to the limitation set forth in II.A. below, the maximum aggregate amount to be awarded for any quarter shall be equal to the sum of the following: (i) fifty percent (50%) of the first Two Hundred Thousand Dollars ($200,000.00) in amount by which the Adjusted EBITDA for such quarter exceeded the budgeted Adjusted EBITDA for such quarter (the “Excess EBITDA”) up to a maximum of One Hundred Thousand Dollars ($100,000.000), plus (ii) if the amount of Excess EBITDA for such quarter exceeds Two Hundred Thousand Dollars ($200,000.00), twenty percent (20%) of the amount of such excess.
     II. Determination of Performance-Based Cash Awards:
     A. The total bonus amount (the “Bonus Pool Amount”) under clauses (i) and (ii) of Section I.C. above for each quarter shall not exceed Two Hundred Thousand Dollars ($200,000.00). The determination of Adjusted EBITDA, Excess EBITDA and the Bonus Pool

Amount shall be determined on an individual quarter by quarter basis and the calculation of Adjusted EBITDA shall be made without giving effect to the award or payment of Performance Based Cash Awards hereunder.
     B. Following the end of each quarter, the Committee shall grant Performance-Based Cash Awards in an aggregate amount to be determined by it, but not to exceed the amount set forth in II.A. above, and shall allocate and award such Performance-Based Cash Awards to the Chief Executive Officer and other executive officers, officers and senior management based on the Committee’s determination of the relative contribution of each such person. The Committee shall have sole discretion in determining the individuals to whom Performance-Based Cash Awards are to be granted and the amounts thereof. The Chief Executive Officer shall not be present for the Committee’s deliberations concerning any Performance-Based Cash Award to be awarded to him, but he shall be present and shall advise the Committee regarding the Performance-Based Cash Awards to be awarded to the other executive officers, officers and senior management.
     C. Performance-Based Cash Awards shall be paid as soon as practicable following the Committee’s determination and designation thereof. Each recipient of a Performance-Based Cash Award shall be responsible for the payment of all federal and state income taxes arising upon his or her receipt thereof.
     D. The Committee reserve the right to modify this Bonus Plan and performance goal at any time, and the adoption of this Bonus Plan does not limit the ability of the Committee to award other Awards under the Plan nor does it restrict the ability of the Company to pay or provide for the payment of any compensation to any person.
     E. Any Performance Based Cash Award paid hereunder shall be subject to recoupment by the Company to the extent, and in the amount, required by applicable law.
     IN WITNESS WHEREOF, the undersigned, being all the members of the Committee, have adopted and authorized the foregoing as of the 27th day of April, 2010.

James Reilly

Timothy Murray

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